Draft Release 2-9-05 4:00p

EXHIBIT 99.1

February 17, 2005	Company Press Release	Flowers Foods (NYSE: FLO)

FLOWERS FOODS ELECTS BENJAMIN H. GRISWOLD, IV TO BOARD OF DIRECTORS

THOMASVILLE, GA—The board of directors of Flowers Foods (NYSE: FLO) elected Benjamin H. Griswold, IV, former senior chairman of Deutsche Bank Securities, to the company’s board of directors effective February 16. With the addition, Flowers Foods’ board expands to 11 directors, 9 of whom are independent board members.

“We extend a warm welcome to Mr. Griswold, whose skills and experience bring a perspective that will enhance our board,” said Amos R. McMullian, chairman of the board of Flowers Foods. “We look forward to his input as we guide Flowers Foods’ growth strategy.”

Mr. Griswold began his career as a security analyst for Alex. Brown & Sons, where he became a general partner. During his career with Alex. Brown, he held the positions of director of research, partner in charge of equity trading, and equity division head. He was elected the firm’s vice chairman, director, and then chairman of the board. Following the merger of Alex. Brown and Bankers Trust New York, he became senior chairman of BT Alex Brown. Mr. Griswold served as senior chairman of Deutsche Bank Securities following Deutsche Bank’s acquisition of BT Alex Brown in 1999. He retired from that position in February 2005.

Mr. Griswold served as director of the New York Stock Exchange (NYSE) for six years, completing his term in 1999. He serves on the board of directors of The Black & Decker Corporation (NYSE) and the Baltimore Life Insurance Company. He also serves on the advisory board of Princeton University’s Bendheim Center for Finance and as a trustee of Johns Hopkins University. He is a graduate of Princeton University and holds an MBA from Harvard Business School.

Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Flowers operates 34 bakeries that produce a wide range of bakery products marketed throughout the Southeastern, Southwestern, and mid-Atlantic states via an extensive direct-store-delivery network and nationwide through other delivery systems. Among the company’s top brands are Nature’s Own, Cobblestone Mill, Sunbeam, BlueBird, and Mrs. Freshley’s. For more information, visit www.flowersfoods.com.

Contact:   Mary Krier, Vice President of Communications 229-227-2333

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